EXHIBIT 99.1

RealNetworks Prices $100 Million Convertible Subordinated Notes Offering

SEATTLE, WA, June 12, 2003 — RealNetworks, Inc. (Nasdaq: RNWK) today announced the pricing of its offering of $100 million of zero coupon convertible subordinated notes (“Notes”) due in 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

     The Notes will be convertible, under certain circumstances, for shares of RealNetworks common stock based on an initial effective conversion price of approximately $9.30, and will not bear interest. RealNetworks has also granted the initial purchaser an option to purchase up to an additional $10 million in principal amount of notes in connection with the offering. The offering is expected to close on June 17, 2003, subject to customary closing conditions.

     RealNetworks plans to use the net proceeds of the offering for general corporate purposes, acquisitions, other strategic transactions, including joint ventures, and working capital requirements.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

For more information:
Press: Erika Shaffer, 206-972-5514, eshaffer@real.com

Forward Looking Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the intended use of proceeds from the offering. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include the risk that changing business conditions cause us to use the proceeds of the offering in other manners. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003, and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission. Except as required by law, RealNetworks undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

RealNetworks is a registered trademark of RealNetworks, Inc.